Exhibit 10.7

EXECUTION VERSION

COMCAST INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

THIS COMCAST INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”), dated as of January 28, 2011 (the “Effective Date”), is made and entered into by and between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Navy, LLC, a Delaware limited liability company (“Company”). Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to such terms in the Master Agreement.

WHEREAS, GE, NBCU, Comcast and Company previously entered into that certain Master Agreement dated as of December 3, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”), pursuant to which the NBCU Transferors will contribute the Contributed NBCU Assets and NBCU Entities, and the Comcast Transferors will contribute the Contributed Comcast Assets and Contributed Comcast Subsidiaries, to Company;

WHEREAS, the Master Agreement requires the execution and delivery of this Agreement by the parties hereto at the Closing Date;

WHEREAS, Comcast and its Subsidiaries control certain Intellectual Property that they desire to license to Company and its Subsidiaries; and

WHEREAS, Company and its Subsidiaries control certain Intellectual Property that they desire to license to Comcast and its Subsidiaries.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. (a) The following terms, as used herein, have the following respective meanings:

“Comcast Licensed Intellectual Property” means Intellectual Property that (i) as of the Closing Date or the date it is assigned to Comcast or any of its Subsidiaries pursuant to the Master Agreement, is Controlled by Comcast or any of its Subsidiaries, and (ii) as of the Closing Date, is used, held for use, or Contemplated to be used by any of the Contributed Comcast Subsidiaries, but specifically excludes (A) the accounting policies of Comcast and its Subsidiaries, (B) the corporate policies of Comcast and its Subsidiaries, (C) Intellectual Property Controlled by Comcast and its Subsidiaries that is made available under the Comcast Services Agreement and (D) any Intellectual Property subject to any Related Party Comcast Contract set forth on Exhibit A to the extent that such Related Party Comcast Contract governs the use of such Intellectual Property. Notwithstanding the foregoing, for the avoidance of doubt, “Comcast Licensed Intellectual Property” includes any Patent filed by, and/or issuing to, Comcast or any of its Subsidiaries after the Closing Date but solely to the extent that the invention claimed in such Patent consists of any Trade Secrets which would otherwise be covered by this definition.

“Company Licensed Intellectual Property” means Intellectual Property that (i) as of the Closing Date or the date it is assigned to Company or any of its Subsidiaries pursuant to the Master Agreement, is Controlled by Company or any of its Subsidiaries, (ii) as of the Closing Date, is used, held for use, or Contemplated to be used by Comcast or any of its Subsidiaries, and (iii) was contributed and assigned to Company by the Comcast Transferors or the Comcast Contributed Subsidiaries pursuant to the Master Agreement (including, for the avoidance of doubt, by any Person that was a Subsidiary of Comcast immediately prior to the Closing, and whether by equity transfer or assignment of assets), but specifically excludes any Intellectual Property included in the Library. Notwithstanding the foregoing, for the avoidance of doubt, “Company Licensed Intellectual Property” includes any Patent filed by, and/or issuing to, Company or any of its Subsidiaries after the Closing Date but solely to the extent that the invention claimed in such Patent consists of any Trade Secrets which would otherwise be covered by this definition.

“Contemplated to be used” means that there are contemporaneous books or records, whether in hard copy or electronic or digital format (including emails, data bases, and other file formats) evidencing a specific, good faith intention of future use.

“Control” or “Controlled” means, (i) with respect to any Intellectual Property, that the Licensor has the power and authority to grant a license, sublicense or covenant as to such Intellectual Property as provided for herein without (A) violating the terms of any agreement or other arrangement with any Third Party, (B) requiring any consent, approval or waiver from any Third Party, (C) impairing the Licensor’s existing rights in respect of such Intellectual Property (it being understood that the grant of the licenses contemplated herein, in and of themselves, shall not be construed as an impairment of any of the Licensor’s rights), (D) imposing any additional material obligations on the Licensor relating to such Intellectual Property (other than those obligations expressly incurred under this Agreement), and/or (E) requiring the payment of any material compensation to any Third Party; or (ii) as used in the definition of Subsidiary with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. In each case, the terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Improvement” means any modification, derivative work or improvement of any Technology, whether patented or not and whether patentable or not.

“Intellectual Property” means, except as set forth in the second sentence of this definition, all intellectual property rights arising under the Laws of the United States or of any other jurisdiction, including: (i) patents, patent applications (including patents issued thereon)

and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions (collectively, “Patents”), (ii) all rights in any original works of authorship and/or any part thereof that are within the scope of any applicable copyright Law, including all rights of authorship, use, publication, reproduction, distribution, performance, moral rights, and rights of ownership of copyrightable works, and all rights to register and to obtain renewals, extensions, revivals and resuscitations of any such copyright registrations, (iii) trade secret and confidential and proprietary information, including trade secrets, confidential processes, compositions, formulas, customer information, operational data, processing quality control procedures, research and development studies, engineering information, invention reports, laboratory notebooks, technical reports, research and development archives, pricing information and know-how (collectively, “Trade Secrets”), (iv) database and design rights, and (v) intellectual property rights arising from or in respect of Technology. Notwithstanding the foregoing, the term “Intellectual Property” expressly excludes (A) trademarks, service marks, trade names, service names, trade dress, logos (including any copyrights in logos) and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and (B) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations.

“JV Subsidiaries” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) twenty percent (20%) or more of the outstanding Equity Securities or securities carrying twenty percent (20%) or more of the voting power in the election of the board of directors or other governing body of such Person; provided, however, that for the purposes of this Agreement, (i) ”JV Subsidiaries” shall not include any Person otherwise covered by the definition of “Subsidiary”, and (ii) neither Company nor any of its JV Subsidiaries (including any Contributed Comcast Subsidiary) shall constitute or be deemed to be JV Subsidiaries of Comcast.

“Law” means any transnational, domestic or foreign federal, state, local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Licensed Business” means (i) the production, development, publication, distribution, licensing, exploitation and aggregation of content (on any medium now known or hereafter devised), including: (A) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling content; (B) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling news (including weather), sports, information and all manner of entertainment programming (including original programming) and other related content and merchandising relating thereto, including out-of-the-home media platforms (e.g., taxicabs); (C) acquiring, producing, developing, distributing, licensing, syndicating, marketing and selling motion pictures in theatrical and non-theatrical, home video/DVD, television, electronic sell-through, PPV, VOD and by any other means; (D) acquiring, producing, developing, distributing, licensing, marketing and selling musical compositions, including publishing and recorded music; (E) providing network television services to affiliated broadcast television stations; (F) owning, operating and/or investing in television broadcasting stations including locally programmed cable channels for areas served by NBC network television stations owned by Company (other than KNTV and WMAQ); (G) owning, operating and/or investing in cable/satellite programming networks (including RSNs); (H) owning and/or operating film and television production facilities; (I) acquiring, producing, developing, distributing, licensing, syndicating, marketing and publishing video games; (J) owning, operating, developing and/or investing in internet websites in order to make content available on such sites (and similar sites including sites for mobile access and applications for the delivery of content digitally) and other digital businesses related to any of the foregoing permitted under clauses (A) through (I) above; (K) sale of national or local advertising which may include targeted/addressable or interactive advertising; and (L) acquiring, producing, developing and presenting live theatrical works; and (ii) the ownership or investment in and/or operation of theme parks and resorts. “Licensed Business” shall include both businesses conducted on the date hereof and as could reasonably be expected to be conducted in the future, including any future businesses derived from or that are successors to existing businesses (including as a result of technological advances). It is acknowledged and understood that (x) certain elements of the Licensed Business include and will in the future include functionalities such as social networking and commerce that are ancillary to the Licensed Business (e.g., the sale of merchandise and other media containing content acquired, produced, developed, published, licensed or exploited by the Licensed Business), (y) the business of Fandango.com includes as a principal element e-commerce (i.e., the sale of tickets and advertising) and (z) Company may distribute its content on an ad-supported, subscription or pay-per-use basis.

“Licensee” means a Party receiving a license or sublicense under this Agreement.

“Licensor” means a Party granting a license under this Agreement.

“Member” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Navy, LLC dated as of January 28, 2011.

“Party” means, on the one hand, Comcast and its Subsidiaries and, on the other hand, Company and its Subsidiaries, and “Parties” means, collectively, Comcast and its Subsidiaries and Company and its Subsidiaries.

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Representatives” means, with respect to a Person, the Subsidiaries of such Person and the directors, officers, partners, employees, agents, consultants, contractors, advisors, legal counsel, accountants and other representatives of such Person and its Subsidiaries.

“Software” means the object and source code versions of computer programs and sufficient associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

“Subsidiary” of any specified Person means (i) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control or (ii) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions) provided, however, that for the purposes of this Agreement, neither Company nor any of its Subsidiaries (including any Contributed Comcast Subsidiary) shall constitute or be deemed to be Subsidiaries of Comcast.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, including Software.

“Third Party” means, with respect to a Person, any other Person who is not an Subsidiary of such first Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Bankruptcy Code	2.05
Comcast	Preamble
Comcast Indemnified Parties	6.01
Company	Preamble
Company Indemnified Parties	6.02
Confidential Information	5.01
Damages	6.01
Disclosing Party	5.01
Effective Date	Preamble
Electronic Materials	3.06(a)
Indemnified Party	6.03
Indemnifying Party	6.03
Interim IP	2.02(d)
Interim Period	2.02(d)
Master Agreement	Recitals
Receiving Party	5.01
Third Party License	2.03

ARTICLE II

LICENSE GRANTS

Section 2.01. Grant from Comcast to Company.

(a) Comcast hereby grants and agrees to grant, and shall cause its Subsidiaries to grant and agree to grant, to Company and its Subsidiaries a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual right and license, with no right to sublicense except as expressly set forth in Sections 2.01(b), 2.01(c) and 2.01(d), under the Comcast Licensed Intellectual Property: (i) to allow employees, directors and officers of Company and its Subsidiaries to use and practice the Comcast Licensed Intellectual Property within the scope of the Licensed Business solely for internal purposes, (ii) to make, have made, use, sell, offer to sell, have sold, import, and otherwise provide, commercialize and legally dispose of products and services under the Comcast Licensed Intellectual Property within the scope of the Licensed Business, and (iii) to use, practice, copy, perform, display, render, develop, and create derivative works from the Comcast Licensed Intellectual Property within the scope of the Licensed Business. As a condition to having any product or service made by any Third Party pursuant to the foregoing sentence, Company and its Subsidiaries will obtain a written agreement from such Third Party (A) with confidentiality undertakings that are no less restrictive than those contained in this Agreement and (B) that provides that such Third Party will make such products or services only on behalf of and at the direction of Company and its Subsidiaries.

(b) Company and its Subsidiaries may grant sublicenses of the right and license granted under Section 2.01(a) to an acquirer of any of the business, operations or assets of Company and its Subsidiaries to which this Agreement relates with regard solely to such business, operations or assets (and not any other businesses, operations, or assets of such acquirer), which acquirer executes an agreement to be bound by all obligations of Company and its Subsidiaries under this Agreement relating to such right and license. Company and its Subsidiaries shall promptly provide a copy of such agreement to Comcast.

(c) Company and its Subsidiaries may grant sublicenses of the right and license granted under Section 2.01(a) to any JV Subsidiaries of Company; provided, however, that (i) any such sublicense to any such JV Subsidiary is in writing and consistent with the terms and conditions of this Agreement, (ii) Company agrees to cause any such JV Subsidiary to comply, and guarantees the compliance of any such JV Subsidiary with, such terms and conditions and (iii) Comcast is expressly named as a third party beneficiary of any such sublicense to any such JV Subsidiary with the right to fully enforce its rights with respect to the applicable terms and conditions of this Agreement with respect to such JV Subsidiary directly without joinder of Company or any of its Subsidiaries.

(d) Subject to the terms and conditions of ARTICLE V, Company and its Subsidiaries may permit their suppliers, contractors and consultants to exercise the right and license granted to Company and its Subsidiaries under Section 2.01(a) on behalf of and at the direction of Company and its Subsidiaries (and not solely for the benefit of such suppliers, contractor and consultants).

Section 2.02. Grant from Company to Comcast.

(a) Company hereby grants and agrees to grant, and shall cause its Subsidiaries to grant and agree to grant, to Comcast and its Subsidiaries a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual right and license, with no right to sublicense except as expressly set forth in Sections 2.02(b) and 2.02(c), under the Company Licensed Intellectual Property: (i) to allow employees, directors and officers of Comcast and its Subsidiaries to use and practice the Company Licensed Intellectual Property solely for internal purposes, (ii) to make, have made, use, sell, offer to sell, have sold, import, and otherwise provide, commercialize and legally dispose of products and services under the Company Licensed Intellectual Property, and (iii) to use, practice, copy, perform, display, render, develop, and create derivative works from the Company Licensed Intellectual Property. As a condition to having any product or service made by any Third Party pursuant to the foregoing sentence, Comcast and its Subsidiaries will obtain a written agreement from such Third Party (x) with confidentiality undertakings that are no less restrictive than those contained in this Agreement and (y) that provides that such Third Party will make such products or services only on behalf of and at the direction of Comcast and its Subsidiaries.

(b) Comcast and its Subsidiaries may grant sublicenses of the right and license granted under Section 2.02(a) to an acquirer of any of the business, operations or assets of Comcast or its Subsidiaries to which this Agreement relates with regard solely to such business, operations or assets (and not any other businesses, operations, or assets of such acquirer), which acquirer executes an agreement to be bound by all obligations of Comcast and its Subsidiaries under this Agreement relating to such right and license. Comcast and its Subsidiaries shall promptly provide a copy of such agreement to Company.

(c) Subject to the terms and conditions of ARTICLE V, Comcast and its Subsidiaries may permit their suppliers, contractors and consultants to exercise the right and license granted to Comcast and its Subsidiaries under Section 2.02(a) on behalf of and at the direction of Comcast and its Subsidiaries (and not solely for the benefit of such suppliers, contractor and consultants).

(d) Notwithstanding anything in this Agreement to the contrary, and without limiting any applicable restrictions contained in the Master Agreement regarding the conduct of the Contributed Comcast Businesses during the period between the date of the Master Agreement and the Closing Date (the “Interim Period”), with respect to any Company Licensed Intellectual Property which was not used, held for use or Contemplated to be used by Comcast or any of its Subsidiaries as of the date of the Master Agreement (“Interim IP”), such Interim IP shall only be covered by the license granted to Comcast and its Subsidiaries under Section 2.02(a) if the use of such Interim IP by Comcast and its Subsidiaries during the Interim Period was in good faith and in the ordinary course of business.

(e) Company agrees that, absent a Third Party request or obligation, neither it nor its Subsidiaries shall initiate or maintain any request or claim for damages (as between Comcast and its Subsidiaries, on the one hand, and Company and its Subsidiaries, on the other) against Comcast or any of its Subsidiaries for copyright infringement of any Intellectual Property owned by Company or its Subsidiaries and included in the Library, for works in which such

Intellectual Property (other than full-length works) has, with or without the authorization of Company or its Subsidiaries, been used, copied, performed, displayed, rendered, developed, or otherwise exploited (other than to or for the general public) by Comcast or any of its Subsidiaries outside of the scope of the Licensed Business as of the Closing Date; provided that, notwithstanding anything to the contrary herein, except to the extent of any use or other exploitation of such Intellectual Property covered by any Contract on Arm’s Length Terms (as defined in the Newco Operating Agreement), or any Contract approved by GE under the Newco Operating Agreement, in each case, between Comcast or any of its Subsidiaries on the one hand, and Company or any of its Subsidiaries on the other hand, (i) Comcast and Subsidiaries shall, as promptly as is reasonably practicable, cease any use, copying, performing, displaying, rendering, development or other exploitation of such Intellectual Property at the reasonable request of Company or its Subsidiaries, and (ii) in accordance with Section 6.02(iii) below, Comcast shall fully indemnify and hold harmless any Company Indemnified Party from and against any Damages (including Third Party royalties, guild payments and other Third Party fees) incurred by such Company Indemnified Party in connection with Comcast’s or its Subsidiaries’ use, copying, performing, displaying, rendering, development or other exploitation of such Intellectual Property.

Section 2.03. Third Party Licenses. To the extent that any Intellectual Property owned by a Third Party is licensed under Section 2.01(a) or Section 2.02(a), the license of such Intellectual Property hereunder shall be subject to all of the terms and conditions of the relevant agreement between the Licensor and such Third Party pursuant to which such Intellectual Property has been licensed to the Licensor (each, a “Third Party License”); provided, however, that the Licensee shall have the right to reject any such Third Party License upon written notice to the Licensor within thirty (30) days after becoming so aware of the terms and conditions of such Third Party License, and, upon any such rejection, the license of such Third Party rights to the Licensee hereunder shall be null and void, ab initio, and in no event shall the Licensee be deemed to be bound at any point in time by the terms and conditions of such rejected Third Party License; and provided further that the Licensee’s rejection of any such Third Party License shall not be construed as a breach of either Section 5.12(a) or Section 5.13(a)(iii) of the Master Agreement.

Section 2.04. Improvements. As between the Parties, Improvements made after the Closing Date and all Intellectual Property rights therein shall be owned by the Party making such Improvement. Except as otherwise expressly set forth or provided for herein, no rights are granted hereunder to any Party to any Improvements made by, or on behalf of, any other Party or any Intellectual Property rights therein to the extent such Improvement was made after the Closing Date.

Section 2.05. Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.06. Customers. The Licensor agrees that it shall use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of the Licensee with respect to any alleged infringement, misappropriation or violation of any of the Licensor’s Intellectual Property to the extent licensed hereunder based on such customer’s use of the Licensee’s products or services without first providing the Licensee with written notice of such alleged infringement, misappropriation or violation.

Section 2.07. Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this ARTICLE II. Subject to Section 2.03, and without limiting the definition of “Control” hereunder, the Licensee hereby acknowledges that the Licensor is only licensing the rights that it has (and subject to any and all restrictions and limitations with respect to the scope and extent of such rights in effect as of the Closing Date) in and to the Company Licensed Intellectual Property or the Comcast Licensed Intellectual Property, as applicable, and nothing in this Agreement shall be construed as granting to the Licensee any greater rights in or to such Intellectual Property hereunder.

ARTICLE III

COVENANTS

Section 3.01. Further Assistance. For so long as Comcast and/or its Subsidiaries owns, directly or indirectly, at least twenty percent (20%) of the equity interest in Company, the Licensor hereby covenants and agrees that it shall, at the request and expense of the Licensee, use commercially reasonable efforts to obtain any consent, approval or waiver necessary to enable the Licensee to obtain a license to any Intellectual Property that, but for the requirements set forth in the definition of Control, would be the subject of a license granted pursuant to Section 2.01(a) or Section 2.02(a) hereunder, as applicable; provided, however, that the Licensor shall not be required to seek broader rights or more favorable terms for the Licensee than those applicable to the Licensor prior to the Effective Date or as may be applicable to the Licensor from time to time thereafter. For the avoidance of doubt, Licensor shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Third Party to obtain any such consent or approval under this Section 3.01. The Parties acknowledge and agree that there can be no assurance that the Licensor’s efforts will be successful or that the Licensee will be able to obtain such licenses or rights on acceptable terms or at all.

Section 3.02. Ownership. The Licensee shall not represent that it has any ownership interest in any of the Licensor’s Intellectual Property that is licensed to the Licensee hereunder.

Section 3.03. Prosecution and Maintenance. Each Party retains the sole right to protect at its sole discretion the Intellectual Property and Technology owned by such Party, including deciding whether and how to file and prosecute applications to register patents, copyrights and mask work rights included in such Intellectual Property, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any patents.

Section 3.04. Intellectual Property Marking. The Licensee acknowledges and agrees that it shall comply with all valid and commercially reasonable requests of the Licensor relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

Section 3.05. Cooperation Regarding Restrictions and Limitations Applicable to Licensed Intellectual Property. For so long as GE and/or its Subsidiaries owns, directly or indirectly, at least twenty percent (20%) of the equity interest in Company, the Licensor, at the request of the Licensee, agrees to use good faith efforts to provide the Licensee such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information of which the Licensor is aware, in each case that are sufficient to inform the Licensee about any limitations or restrictions on the use and sublicensing of specific Intellectual Property licensed hereunder and identified by the Licensee in writing to the Licensor, which has not already been provided to the Licensee and which is not otherwise in the possession of the Licensee. Subject to the Licensor’s obligation to exercise good faith efforts pursuant to the foregoing sentence, the Licensor shall not have any liability to the Licensee resulting or arising from the failure or inability to provide such agreements or information.

Section 3.06. Delivery of Software.

(a) For so long as GE and/or any of its Subsidiaries owns, directly or indirectly, at least twenty percent (20%) of the equity interest in Company, the Licensee may request one (1) copy of Software or other electronic content maintained on the Licensor’s intranet or other computer network (“Electronic Materials”) that (i) is subject to the license granted to the Licensee under ARTICLE II, (ii) has not already been provided to the Licensee, and (iii) is not otherwise in the Licensee’s possession. Subject to Section 2.03, the Licensor shall make available or deliver to the Licensee, in a mutually acceptable format, a copy of any such Software or Electronic Materials that is in existence at the time of such request and current as of the Closing Date; provided, however, that the Licensor may, at its sole discretion, make available or deliver a version of such Software and Electronic Materials that is current on or about the date of such request and includes upgrades, updates and other modifications made to such Software and Electronic Materials since the Closing Date. Any upgrades, updates or other modifications to Software and Electronic Materials that are made available or delivered to the Licensee pursuant to this Section 3.06 and Controlled by the Licensor as of the date they are made available or delivered shall be deemed to be Comcast Licensed Intellectual Property if made available or delivered by Comcast or its Subsidiaries, or Company Licensed Intellectual Property if made available or delivered by Company or its Subsidiaries.

(b) All Software, Electronic Materials and upgrades, updates or other modifications thereto required to be made available to or delivered to the Licensee pursuant to Section 3.06(a), shall be delivered electronically, or with the assistance of the Licensor, downloaded by the Licensee from the Internet, provided that the Licensee complies with all reasonable security measures implemented by the Licensor.

ARTICLE IV

TERM AND TERMINATION

Section 4.01. Term. This Agreement shall remain in full force and effect in perpetuity unless terminated in accordance with its terms.

Section 4.02. No Termination. This Agreement may only be terminated upon the mutual written agreement of the parties hereto. In the event of a breach of this Agreement, the sole and exclusive remedy of the non-breaching Party shall be to recover monetary damages or to obtain specific performance and/or to obtain injunctive or equitable relief (it being understood that no Party shall be entitled to any injunctive or equitable relief which would (i) prohibit the Licensee from using or otherwise exploiting any Intellectual Property licensed to it hereunder within the scope, and subject to the restrictions, of that license or (ii) otherwise have the effect of limiting the rights granted to the Licensee hereunder).

ARTICLE V

CONFIDENTIALITY

Section 5.01. Confidential Information. The provisions of this ARTICLE V shall apply to (a) the terms and conditions of this Agreement and (b) any confidential or proprietary information or materials included in the Comcast Licensed Intellectual Property or the Company Licensed Intellectual Property licensed pursuant to this Agreement that the Licensor (“Disclosing Party”) designates to the Licensee (“Receiving Party”) as confidential or proprietary at the time of disclosure (collectively, “Confidential Information”). Each Receiving Party shall keep all Confidential Information of the Disclosing Party confidential, use it only within the scope of the licenses granted hereunder, and shall not disclose any such Confidential Information to any Third Party without the prior written consent of the Disclosing Party (other than the Receiving Party’s Representatives who have a business need-to-know such Confidential Information). The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information of equal importance, but not less than a reasonable degree of care.

Section 5.02. Exclusions. The confidentiality obligations in this ARTICLE V shall not apply to any Confidential Information which:

(a) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party);

(b) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party which was breached by the disclosure;

(c) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party;

(d) was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality;

(e) is disclosed to a potential acquirer of all or any portion of the Licensee’s business which utilizes the Confidential Information, provided that such disclosure occurs pursuant to a written confidentiality agreement with such potential acquirer which contains provisions no less restrictive than the terms set forth in this ARTICLE V; or

(f) is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed by any Governmental Authority or pursuant to applicable Law, provided that the Receiving Party (i) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy, (ii) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required, and (iii) takes, and causes its Representatives to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be furnished; provided further, that notice pursuant to clause (i) above shall not be required where there is a protective order or like document in place that has provisions for confidential treatment of third party information and the Receiving Party produces or provides any such Confidential Information subject to such protective order or like document and designates it with the highest level of confidentiality available thereunder for such Confidential Information.

Section 5.03. Confidentiality Obligations. The Receiving Party shall ensure, by instruction, Contract, or otherwise with its Representatives that such Representatives comply with the provisions of this ARTICLE V. The Receiving Party shall indemnify and hold harmless the Disclosing Party in the event of any breach by the Receiving Party or the Receiving Party’s Representatives of this ARTICLE V. The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its Representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure.

ARTICLE VI

INDEMNIFICATION; DISCLAIMER OF WARRANTIES; ASSUMPTION OF RISK

Section 6.01. Indemnification by Company. Company shall fully indemnify and hold harmless Comcast and its Subsidiaries and their respective directors, officers, employees and agents (collectively, “Comcast Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Damages”) incurred by any such Comcast Indemnified Party based on any third party claim arising out of or relating to (i) Company’s or its Subsidiaries’ breach of this Agreement, (ii) any rejection by Company or any of its Subsidiaries of a Third Party License under Section 2.03, and (iii) the performance, rendering, offering to perform or render, sale, offering for sale, development, promotion or other disposition of products or services by Company or any of its Subsidiaries of products and services using or based on the Comcast Licensed Intellectual Property (including products liability claims), but, in the case of clause (iii), only to the extent that the circumstances or conduct giving rise to such third party claim would not constitute a breach of any of the representations and warranties of any of the Comcast Transferors under the Master Agreement (without regard to any survival period for such representations and warranties set forth therein).

Section 6.02. Indemnification by Comcast. Comcast shall fully indemnify and hold harmless Company and its Subsidiaries and their respective directors, officers, employees and agents (collectively, “Company Indemnified Parties”) from and against any and all Damages incurred by any such Company Indemnified Party based on any third party claim arising out of or relating to (i) Comcast’s or its Subsidiaries’ breach of this Agreement, (ii) any rejection by Comcast or any of its Subsidiaries of a Third Party License under Section 2.03, and (iii) the performance, rendering, offering to perform or render, sale, offering for sale, development, promotion or other disposition of products or services by Comcast or any of its Subsidiaries of products and services using or based on the Company Licensed Intellectual Property (including products liability claims).

Section 6.03. Indemnity Procedures. Any indemnified Party submitting an indemnity claim under Section 6.01 or 6.02, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party under Section 6.01 or 6.02, as applicable (“Indemnifying Party”), of such claim in writing and furnish the Indemnifying Party with a copy of each communication, notice or other action relating to the event for which indemnity is sought; provided that no failure to provide such notice pursuant to this clause (a) shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided that, in the case of clause (b) or (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. Notwithstanding anything in this ARTICLE VI to the contrary, with respect to any claim covered by Section 6.01 or 6.02, as applicable, the Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

Section 6.04. DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT AS SET FORTH IN THE MASTER AGREEMENT, THE INTELLECTUAL PROPERTY LICENSED BY THE LICENSOR

PURSUANT TO THIS AGREEMENT IS FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.05. Assumption of Risk. Except as set forth in the Master Agreement, the Licensee hereby assumes all risk and liability in connection with its use of the Comcast Licensed Intellectual Property or the Company Licensed Intellectual Property, as the case may be.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

Section 7.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02):

if to Comcast (and its Subsidiaries):

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Attention:         General Counsel

Facsimile:         (212) 286-7794

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:          David L. Caplan

                  Marc O. Williams

Facsimile:          (212) 701-5800

if to Company (and its Subsidiaries):

NBC Universal, Inc.

30 Rockefeller Plaza

New York, NY 10012

Phone:              (212) 664-1988

Attention:         Chief Financial Officer and General Counsel

Facsimile:         (212) 664-2147

Section 7.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.04. Entire Agreement. This Agreement and the Master Agreement constitute the entire agreement between the parties hereto and thereto with respect to the subject matter of this Agreement and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement (and subject to any termination of such Confidentiality Agreement pursuant to Section 6.04 of the Master Agreement), between or on behalf of the parties hereto and thereto, with respect to the subject matter of this Agreement. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; each party hereto specifically acknowledges that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s length transaction.

Section 7.05. Assignment.

(a) This Agreement shall not be assignable, in whole or in part, by any party hereto to any third party, including Subsidiaries of any party hereto, without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by any party hereto as follows without obtaining the prior written consent of the other party hereto:

(i) Comcast, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to, any Subsidiary of Comcast at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such duties, provided that Comcast shall continue to remain liable for the performance by such assignee.

(ii) Company, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to, any Subsidiary of Company at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such duties, provided that Company shall continue to remain liable for the performance by such assignee.

(iii) Each party hereto may assign this Agreement, and any or all of its rights under this Agreement, any may delegate any or all of its duties under this Agreement, to (A) an acquirer of all or substantially all of the equity or assets of the business of such party to which this Agreement relates or (B) the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party, provided that such acquirer or surviving entity, as the case may be, executes an agreement to be bound by all the obligations of such party under this Agreement and a copy of such agreement is provided to the other party hereto.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors, legal representatives, and permitted assigns. All license rights and covenants contained herein shall run with all Intellectual Property of the Parties licensed hereunder and shall be binding on any successors in interest or assigns thereof.

Section 7.06. No Third-Party Beneficiaries. Except as provided in ARTICLE VI with respect to the Comcast Indemnified Parties and the Company Indemnified Parties, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.07. Amendment. No provision of this Agreement, including any Exhibits hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto signed by all the parties hereto. No consent from any Comcast Indemnified Party or Company Indemnified Party under ARTICLE VI (other than the parties hereto) shall be required in order to amend this Agreement.

Section 7.08. Consequential and Other Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) OF THE OTHER PARTY ARISING IN CONNECTION WITH THE TRANSACTIONS HEREUNDER.

Section 7.09. Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto, on behalf of itself and its Subsidiaries (as applicable), agrees that any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement, including claims seeking redress or asserting rights under any Law, shall be resolved only in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto, on behalf of itself and its Subsidiaries (as applicable), by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 7.02; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 7.10. No Waiver. Neither the failure nor any delay by any Party in exercising any right under this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable Law: (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other applicable party hereto; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The rights and remedies of the Parties are cumulative and not alternative.

Section 7.11. Specific Performance. Each party hereto, on behalf of itself and its Subsidiaries (as applicable), acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other Parties and that no Party will have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 7.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) references to “written” or “in writing” include in electronic form; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) the parties hereto have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (l) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

Section 7.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.14. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15. Non-Recourse. Except as provided in ARTICLE VI, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Subsidiary, agent, attorney or representative of any Party, or their respective Subsidiaries, shall have any liability for any obligations or liabilities of the Parties, as applicable, under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 7.16. Public Announcements. No party hereto or any Subsidiary or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 7.17. Corporate Authority. Each of Comcast and Company (as applicable) represents and warrants that: (a) the execution, delivery and performance of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate actions, and (b) this Agreement constitutes a valid and binding agreement upon it and its Subsidiaries.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Comcast and Company have caused this Agreement to be executed on the Effective Date by their respective duly authorized officers.

COMCAST CORPORATION

By	/s/ Robert S. Pick
Name: Robert S. Pick
Title: Senior Vice President

[Signature Page to Comcast Intellectual Property Cross License Agreement]

IN WITNESS WHEREOF, Comcast and Company have caused this Agreement to be executed on the Effective Date by their respective duly authorized officers.

NAVY, LLC

By	/s/ Malvina Iannone
Name: Malvina Iannone
Title: Vice President and Secretary

[Signature Page to Comcast Intellectual Property Cross License Agreement]

EXHIBIT A

Related Party Comcast Contracts

The following Related Party Comcast Contracts, which are also set forth on Section 5.20(a) of the Comcast Disclosure Letter:

1. Each of the regional sports networks, national networks and VOD services included in the Contributed Comcast Businesses have entered into Affiliation Agreements with Comcast Cable.

2. Philadelphia 76ers L.P and Comcast SportsNet Philadelphia, L.P. are parties to a Rights Agreement dated May 2006. The Philadelphia Flyers and Comcast SportsNet Philadelphia, L.P. are parties to an oral rights agreement.

3. The Contributed Comcast Subsidiaries have entered into arrangements with Comcast.net, fancast.net and other businesses not in the Contributed Comcast Businesses relating to Internet traffic linking (e.g., links in the footer designed to circulate traffic among the sites) and joint marketing (e.g., periodic sweepstakes and editorial promotions). These arrangements are informal and undocumented.

4. Comcast Interactive Media provides certain Contributed Comcast Businesses with data, content and movie trailer feeds from its main digital content database.

5. Sublicense (unwritten) between Comcast Corporation and Cable Sports Southeast, LLC, sublicensing rights to SEC programming to CSS under the Binding Term Sheet between ESPN, Inc. and Comcast Corporation dated May 15, 2009.

6. Comcast Cable has an agreement with CSTV that permits Cable Sports Southeast to distribute certain sporting events on the Cable Sports Southeast network.

7. License Agreement dated August 18, 2005, between Versus, L.P. and Comcast Corporation, as amended by Amendment dated July 1, 2008.

8. FEARnet receives data from Internet Movie Database (IMDb) pursuant to an agreement between Comcast Cable and IMDb.

Exhibit A